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                                    EXHIBIT 5

                                December 23, 1998



Morton Industrial Group, Inc.
1021 West Birchwood St.
Morton, Illinois  61550

         Re: Shares of Common Stock To Be Issued Under Morton Industrial Group, Inc.'s Stock Option Agreements Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for of Morton Industrial Group, Inc., in connection with the above-captioned Registration Statement on Form S-8 filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 602.862 shares of Common Stock of Morton Industrial Group, Inc., a Georgia corporation (the "Company"), which shares are issuable under Morton Industrial Group, Inc.'s Stock Option Agreements (the "Agreements").

         In connection with the preparation of the Registration Statement, we have examined the Certificate of Incorporation of the Company, the current Bylaws of the Company, such other records and other documents that we have deemed relevant to this opinion.

         Based on the foregoing, it is our opinion that the 602,862 shares of Common Stock when issued in the manner and as provided for in the Agreements, will be legally issued, fully paid and nonassessable, to the extent that such shares are authorized and unissued shares.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                    Very truly yours,

                                                    /s/ Husch & Eppenberger, LLC


                                                    Husch & Eppenberger, LLC